Fiscal Year 2010 net income totals $161.0 million

USPB Posts
Record Net Income

U.S.  Premium  Beef,  LLC’s  (USPB)  net  income for  fiscal year 2010 was a record $161.0 million compared to $100.0 million for fiscal year 2009, an   increase   of   $61.0   million.   The   significant improvement resulted primarily from a decrease in operating costs as a percentage of net sales from the previous fiscal year. Also contributing to the year- over-year improvement was lower interest expense, which  decreased  primarily  due  to  a  significant reduction in the level of debt.

“Our sales were higher in fiscal year 2010 due to an increase in the average volume of cattle processed per week and an increase in the average sales price per head processed as the demand for beef products was strong  when compared to fiscal year 2009,” CEO Steve Hunt, explained.

“We  again  grew  our  value-added  business  in fiscal year 2010,” he added. “Value-added products

...continued on page 4

Matches Made to Buy/Sell
Class A and Class B Units

On October 5, the first matches to buy USPB Class A units with delivery rights and Class B units were made  on  AgStockTrade.com—the  internet  trading service USPB has contracted with to enable buyers and sellers to market USPB units. The Class A units were marketed in two separate transactions for $165 per unit for 125 units and $166 per unit for 125 units. The Class B units were marketed at $311 per unit for

250 units. The combined value of these Class A and Class B units was $477, which is a record price.

On November 3, 2010, these unit sales were closed. “AgStockTrade.com is an efficient system to buy and sell USPB units," Tracy Thomas, Director of Marketing, points out. "If you are interested in buying or selling USPB units please contact our office to get approval to post offers on this site. Anyone can view the site to see current bids and historical sales prices.”♦

Fiscal Year 1999 Patronage Notices to be redeemed

Company Announces
Cash Distribution

On October 28, 2010, USPB’s Board of Directors approved a special cash distribution  to  be  made  to  unitholders  and  a  redemption  of patronage notices totaling $104 million. The cash distribution and redemption were made possible by the Board’s approval of a special cash distribution out of National Beef Packing Company, LLC (NBP). The Board authorized USPB to use its share of NBP’s cash distribution to make a unitary distribution to USPB’s unitholders and to redeem the fiscal year 1999 patronage notices of approximately $6.5 million. Holders of Class A units will receive a cash distribution of $13.25 per Class A unit. Holders of Class B units will receive a cash distribution of $116.11 per Class B unit.

USPB plans on making the unitary distribution and patronage notice redemption by the end of the calendar year. The unitary distribution and   patronage  notice  redemption  should  not  result  in  any  tax consequences.♦

Deadline to submit comments to USDA is November 22

USPB Producers Asked to
Comment on GIPSA Rule

Go to www.uspb.com today to post a comment on USDA’s site

The deadline for public comment on the USDA’s Grain Inspection Packers and Stockyards Administration’s (GIPSA) proposed rule on  livestock marketing is November 22, 2010. This rule, if approved as currently written, contains several provisions that would pose a serious threat to value-based marketing programs across all species and more  specifically, to U.S. Premium Beef and the innovation and progress the U.S. beef industry has made in the past 25 years.

USPB will submit comments on the USDA’s site; we urge you to do that as well. We also encourage you to contact your customers, business acquaintances, trade associations, and all with a stake in the  beef industry regarding this potentially damaging rule. Ask them to post  their own comments in opposition to this proposed rule. Posting comments is easy. Simply go to www.uspb.com and follow the instructions for “Post a Comment at USDA” located near the bottom of the opening page. When submitting comments, a brief 2-4 paragraph statement that describes your disappointment with the proposed rule is all that is necessary.♦

Reproduction of any part of this newsletter is expressly forbidden without written permission by U.S. Premium Beef.

U.S. Premium Beef, LLC Annual Meeting

See You in Kansas City

Fiscal year 2010 was a great year to be a unitholder in U.S. Premium Beef, LLC (USPB). It was also a record setting year for producers who marketed their cattle through our company.

Fiscal year 2010 again provided our processing business opportunities to grow and to continue to improve efficiencies in our operations. I am pleased to report that we realized a record net income of $161.0 million which was $61.0 million more than the fiscal year 2009 record of $100.0 million. Our unitholders received a record amount of cash distributions from USPB during fiscal year 2010—$95.24 per combined Class A and Class B unit.

USPB producers also received a record average grid premium of $33.45 per head on the cattle they marketed on our grids in fiscal year 2010. In other words, USPB’s grids have never worked better for our producers. In total, our company paid more than $24.2 million in grid premiums to producers who delivered cattle to our Kansas and California plants.

One of USPB’s services to our unitholders is to facilitate the leasing of their delivery rights to other producers in years where unitholders cannot meet their delivery obligations. This service again worked well for both parties in fiscal year 2010. Delivery right lease rates were $7 per delivery right for the entire year. In total, our unitholders and associates delivered cattle against more than 98% of the available delivery rights.

Plus, our company was also able to attract more high quality cattle that were delivered against leased rights. Producers who delivered cattle to our Kansas plants by leasing delivery rights through the USPB facilitated program in fiscal year 2010 received average grid premiums of $37.12 per head which was $2.65 per head above USPB’s Kansas plant average.

We continued to add value to more of our product in fiscal year 2010. We announced a $24 million expansion of our hide tanning business in St. Joseph, MO. This expansion will make our tanning facility the state of the art in the industry. It will enable us to add more value to the hides processed at that facility.

I encourage you to attend our annual meeting on December 8 to learn more about our fiscal year 2010 financial results and our plans going forward. I’m confident you will go home with a better understanding of the benefits of being an owner of USPB. See you in Kansas City.

Schedule
Tuesday, December 7*
4:30 p.m.	Producer Education Forum Brian Bertelsen, Director of Field Operations

6:30 p.m.	Reception Meet Board of Director Candidates

Wednesday, December 8*
7:45 a.m.	Registration

8:15 a.m.	Morning Sessions (Repeated at 9:50 a.m.): Marketing Branded Beef National Beef staff USPB Cattle Performance Brian Bertelsen, Director of Field Operations

11:15 a.m.	Lunch—National Beef Presentation

12:30 p.m.	USPB Business Meeting

*All meetings are at the Kansas City Airport Hilton.

Annual Meeting Hotel:

Kansas City Airport Hilton—8801 NW 112th St.—816-891-8900—When making reservations request USPB’s annual meeting rate of $99. Cutoff date for annual meeting rate is November 30. If you have questions, please call USPB at 866-877-2525.

Other Hotels Close to the Airport Hilton:

Embassy Suites KCI—1/2 mile south of Hilton—7640 Tiffany Springs Pkwy.—800-362-2779

Holiday Inn Express-KCI—next to Hilton—11130 NW Ambassador Drive— 816-891-9111

Driving Directions to Kansas City Airport Hilton

Take Exit #12 (112th Street) off of I-29 just south of the Kansas City International Airport. The Kansas City Airport Hilton is located on the southeast corner of the intersection of I-29 and 112th Street in Kansas City.

U.S. Premium Beef, LLC

Annual Meeting Pre-Registration Form

 December 7 & 8, 2010

Kansas City Airport Hilton, Kansas City, MO

Please complete and fax or mail to the USPB office by November 30, 2010.

PLEASE PRINT CLEARLY

Unitholder or Associate Name:
Name of Attendee:
Address:
City, State Zip:
Phone:	E-Mail Address:

Events:	Additional Registrations:
Producer Education Forum	This meeting is open only to USPB unit- holders and associate producers, family members and employees.
December 7—4:30 p.m.
Number of people attending	Name:
Reception
December 7—6:30 p.m.	Relationship:
Number of people attending
Morning Sessions	Name:
December 8—8:15 a.m.
Number of people attending	Relationship:
Lunch & National Beef Presentation
December 8—11:15 a.m.	Name:
Number of people attending
USPB Business Meeting	Relationship:
December 8—12:30 p.m.
Number of people attending

Please complete form and return to:

U.S. Premium Beef, P.O. Box 20103, Kansas City, MO 64195

(866) 877-2525 phone • (816) 713-8810 fax

USPB Posts Record Net Income.	continued from page 1	BENCHMARK PERFORMANCE DATA TABLE

accounted for a substantially higher proportion of our operating profit during fiscal year 2010.

“According to export data from PIERS, a world leader in compiling comprehensive data on international trade, we are currently the largest exporter of chilled beef produced in the U.S. to Japan,” Hunt pointed out. “Growing global demand for U.S. beef realized over the past 18 months is expected to continue into calendar year 2011.

“Beef cow and bull slaughter levels remain above prior year levels resulting in the continuation of herd liquidation,” he noted. “Meanwhile, rising grain prices have kept expansion of pork and poultry stable and per capita animal protein supplies supportive  to  cattle  and  beef  values.  Barring  significant deterioration  in   current  economic  conditions,  consumer demand is expected to be positive given available supplies of beef in the coming year.

“We continue to focus on our core objectives including guaranteed market access for our unitholders, value-based marketing with our grids and ownership in processing,” Hunt   said.  “Our  producer  ownership  and  commitment remains  a  key  ingredient  to  our  company’s  continued success. The  superior  quality  cattle  delivered  by  USPB producers enables  our company to generate more value from the cattle we  harvest giving us a distinct advantage over our competition.”

For more information on USPB’s fiscal year 2010 financial results and a look at the year ahead, plan on attending our annual meeting on Dec. 8 at the Kansas City Airport Hilton.♦

		Base Grid Cattle Harvested in KS Plants 10/03/10 to 10/30/10
			Base Grid
			All	Top 25%
		Yield	64.39	64.86
		Prime	4.46	8.21
		CH & PR	72.06	83.67
		CAB	21.95	31.60
		BCP	12.49	13.84
		Ungraded	2.00	0.93
		Hard Bone	0.65	0.27
		YG1	10.13	6.62
		YG2	38.33	34.82
		YG3	40.78	45.97
		YG4	9.77	11.77
		YG5	0.98	0.82
		Light Weight	0.31	0.18
		Heavy Weight	2.67	1.80
		Average Grid Premium/Discounts ($/Head)
		Quality Grade	$23.82	$42.27
		Yield Benefit	$15.20	$23.77
		Yield Grade	-$3.75	-$5.05
		Out Weight	-$3.94	-$2.59
		Steer/Heifer	$0.87	$0.75
		ASV	$6.50	$18.99
		Natural	$0.85	$2.55
		Total Premium	$39.55	$80.69

Did You Know...

✓Age verified cattle projections are required from feed-yards who want to receive USPB’s $35 per head ASV premium, which is set through May 2011, as long as export trade with Japan is open and National Beef is approved for that trade. Market rates will be used after May 2011. Please call our office at 866-877-2525 when you place ASV cattle on feed.♦